UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 4, 2012

LIQUIDITY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51813	52-2209244
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 L Street, N.W., 6th Floor, Washington, D.C.	20036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (202) 467-6868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On July 4, 2012, Liquidity Services Inc., a Delaware corporation (the “Company”), completed the acquisition of all of the outstanding ordinary capital stock of GoIndustry-DoveBid plc, a public company incorporated under the laws of England and Wales (“Go-Dove”), for a cash purchase price of 73 pence per share, valuing the entire share capital of Go-Dove at approximately £7.3 million or $11.4 million (the “Acquisition”). The Acquisition was implemented pursuant to a court-approved scheme of arrangement under Part 26 of the United Kingdom Companies Act of 2006.  A copy of the press release announcing the completion of the Acquisition is attached hereto as Exhibit 99.1.

The aggregate consideration paid by the Company in connection with the Acquisition consists of the cash payment described above, together with assumed indebtedness of approximately $19.6 million, for total consideration of approximately $31 million.

Prior to the acquisition, there were no material relationships between the Company or its affiliates, on the one hand, and Go-Dove, on the other hand.

Item 9.01.  Financial Statements and Exhibits.

(a)  Financial Statements of Business Acquired.

To the extent required by this item, the financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(b)  Pro Forma Financial Information.

To the extent required by this item, the pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(d)  Exhibits

99.1                 Press Release issued by Liquidity Services Inc., dated July 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.
(Registrant)

Date: July 16, 2012	By:	/s/ James E. Williams
	Name:	James E. Williams
	Title:	Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Liquidity Services Inc., dated July 5, 2012